Exhibit 99.01

DIAMOND FOODS REAFFIRMS 2008 EARNINGS GUIDANCE

     STOCKTON, CA (February 20, 2008) - Diamond Foods, Inc. (Nasdaq: DMND) today reaffirmed that it expects full-year diluted earnings per share (EPS) to be between $0.80 and $0.90, including the after-tax effect of stock-based compensation of $0.25 to $0.27 per share, and indicated that net sales growth for the year would be less than previously expected. The Company also said that its preliminary estimate for second quarter fiscal year 2008 net sales is $132 million to $134 million and EPS is between $0.15 and $0.17 per share, at the upper end of the EPS guidance range of $0.12 to $0.17. The Company will release its final second quarter results on March 11, 2008.
     Speaking at the 2008 Consumer Analyst Group of New York (CAGNY) Conference in Boca Raton, Florida, President and CEO Michael J. Mendes said, “Based on solid earnings performance during the first half of our fiscal year, we have increased confidence in achieving our full-year EPS growth target of over 50 percent. We passed through price increases for our culinary and in-shell nuts in the face of strong input cost pressures without experiencing declines in retail distribution. In snack, velocity remains strong in channels that are more fully developed, such as grocery, where we are growing ten times faster than the category. We’re also encouraged by the favorable reaction to two new 30-second commercials that extend our ‘Natural Energy’ advertising campaign that debuted during the Emerald Bowl in December. Finally, our new product introductions, such as Emerald® Cocoa Roast Almonds and Emerald® Sea Salt & Pepper Cashews, are being well-received by the retail trade.”
     Mr. Mendes indicated that for the year, Diamond plans to more aggressively rationalize some of its less profitable items and focus resources on its core products in order to drive increased velocity and profitability. Furthermore, he said the Company will take a more measured approach to gaining new distribution in value channels during a time when certain retailers are seeking concessions that are not consistent with the long-term health of the brand. As a result, the Company revised fiscal 2008 guidance as follows: $85 million to

$95 million for snack net sales; $522 million to $540 million for consolidated net sales; and 8 percent to 13 percent for North American Retail net sales growth.
     “We remain focused on our long-term strategies and are confident that we can achieve our 2011 consolidated gross margin target of 20 percent and operating margin target of 10 percent, while expanding snack sales to $200 million to $250 million,” added Mendes. “We have developed deep relationships in the club and mass merchandise channels where we have grown the Diamond culinary and in-shell business by nearly $100 million during the last seven years. Snacks represent an even larger opportunity, and we believe we can replicate our past success.”
     An archived replay of Mendes’ presentation and remarks is available on the Company’s website www.diamondfoods.com under “Investor Relations”, followed by “News and Events” and “Presentation Archive.”
About Diamond
     Diamond is a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond ® and Emerald ® brands.
Note regarding forward-looking statements
     This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including projections of Diamond’s results. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. Actual results could differ materially from projections made in this release. Additional information concerning factors that could cause material differences can be found in Diamond’s periodic filings with the Securities and Exchange Commission. They are available publicly and on request from Diamond’s investor relations department.

Contact Information

Diamond Foods, Inc.	Access Communications for Diamond Foods
Bob Philipps, 415.445.7426 (Investors)	David Conner, 415.844.6233 (Media)
VP, Treasury & Investor Relations	Media Relations Director
bphilipps@diamondfoods.com	dconner@accesspr.com
Corporate Web Site: www.diamondfoods.com
Consumer Web Sites: www.emeraldnuts.com and www.diamondnuts.com
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